Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

◦Registration Statement (Form S-3 No. 333-285008) of DexCom, Inc.,
◦Registration Statement (Form S-8 Nos. 333-204699 and 333-287155) pertaining to the 2015 Equity Incentive Plan and the 2015 Employee Stock Purchase Plan of DexCom, Inc., and
◦Registration Statement (Form S-8 Nos. 333-218562 and 333-234682) pertaining to the Amended and Restated 2015 Equity Incentive Plan of DexCom, Inc.;

of our report dated February 14, 2025, with respect to the consolidated financial statements and schedule of DexCom, Inc. included in this Annual Report (Form 10-K) of DexCom, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

San Diego, California
February 12, 2026